Exhibit 99.1

BLOCKBUSTER REPORTS FIRST QUARTER 2004 RESULTS

DALLAS, April 21, 2004 — Blockbuster Inc. (NYSE: BBI), a leading global provider of in-home movie and game entertainment, today announced financial results for the first quarter ended March 31, 2004. Total revenues decreased 1.0% to $1.50 billion for the first quarter of 2004 from $1.52 billion last year.

Net income for the first quarter of 2004 was $112.6 million, or $0.62 per diluted share, compared with $80.5 million, or $0.45 per diluted share for the same period last year. Results for the first quarter of 2004 include the recognition of a tax benefit of $37.1 million, or $0.21 per diluted share, resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Excluding this tax benefit, adjusted net income for the first quarter of 2004 was $75.5 million, or $0.41 per diluted share.

“Our gross margin and profitability for the quarter continued to be strong although our revenues were impacted by an extremely challenging environment including a much lower box office and lighter-than-anticipated traffic industry-wide,” said John Antioco, Blockbuster Chairman and CEO. “Importantly, we made significant progress with several key business initiatives and are on track for the national launch of our rental subscription programs, both in-store and online, the roll-out of our movie trading initiative and the expansion of our store-in-store game concepts. We are making substantial investments in these programs this year and believe they position Blockbuster for future growth.”

Operating Results

For the first quarter of 2004, total revenues decreased 1.0% to $1.50 billion from $1.52 billion for the first quarter last year, including a 7.0% decrease in worldwide same-store revenues. Total rental revenues decreased 3.7% to $1.15 billion for the first quarter of 2004, compared with $1.20 billion for the first quarter of 2003. Worldwide same-store rental revenues decreased 8.2% primarily due to an unfavorable quarter-over-quarter U.S. box office comparison of home video titles released during the first quarter of 2004 and weaker than anticipated rental traffic industry-wide.

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Blockbuster First Quarter Earnings

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Total retail revenues increased 10.7% to $330.9 million for the first quarter of 2004 from $298.9 million for the same period last year, primarily due to the net addition of 142 company-operated stores, the impact of favorable foreign exchange rates and strong growth in international retail revenues. These increases were partially offset by a decrease in domestic retail revenues. Worldwide same-store retail revenues for the first quarter of 2004 declined 2.5% because of the difficult year-over-year comparison with the 29.6% increase for the first quarter of 2003. In addition, fewer titles with ownership appeal were released during the first quarter of 2004 as compared with the first quarter of last year.

For the first quarter of 2004, gross profit increased 4.2% to $923.6 million from $886.1 million in the same period of last year as a result of gross margin expansion, the impact of favorable foreign exchange rates and the net addition of 142 company-operated stores. Rental gross profit for the first quarter of 2004 increased to $826.3 million from $811.7 million for the first quarter of 2003. Rental gross margin for the first quarter of 2004 grew 390 basis points to 71.8% primarily as a result of our continued focus on improved product buying. Retail gross profit for the first quarter of 2004 increased 49.2% to $76.1 million from $51.0 million in the first quarter of 2003. Retail gross margin for the first quarter of 2004 grew 590 basis points to 23.0% due primarily to the Company’s pricing and merchandising strategy for both games and DVD retail. Total gross margin for the first quarter of 2004 grew 300 basis points to 61.4% as a result of strong growth in both rental and retail margin. Total gross margin grew at a lower rate than rental or retail margins because of the increase in retail sales as a percentage of total revenues.

Operating expenses (selling, general and administrative, depreciation and amortization) increased 8.3% to $798.7 million in the first quarter of 2004 from $737.4 million in the first quarter of 2003, as a result of the impact of foreign exchange rates, higher advertising expenses and growth in the store base. For the first quarter of 2004, advertising expenses increased to $50.0 million, or 3.3% of total revenues, from $31.2 million, or 2.1% of total revenues, primarily as a result of increased spending associated with the theatrical release of Monster, for which the Company owns the home video and television distribution rights. As a percentage of revenues, operating expenses increased to 53.1% for the first quarter of 2004 from 48.6% for the same period last year primarily as a result of the decline in same-store revenues and the increase in operating expenses.

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Blockbuster First Quarter Earnings

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Operating income decreased 16.0% to $124.9 million in the first quarter of 2004 from $148.7 million in the first quarter of 2003, reflecting increased selling, general and administrative expenses.

Interest expense decreased 57.0% to $4.6 million in the first quarter of 2004 from $10.7 million in the first quarter of 2003, due to a reduction of more than $400 million in total debt since the end of the first quarter of last year and a lower effective interest rate.

Net income for the first quarter of 2004 was $112.6 million, or $0.62 per diluted share, compared with $80.5 million, or $0.45 per diluted share for the same period last year. Results for the first quarter of 2004 include the recognition of a tax benefit of $37.1 million, or $0.21 per diluted share, resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Results for the first quarter of 2003 included a cumulative effect of change in accounting principle, net of tax, recorded for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” of $4.4 million, or $0.02 per diluted share. Adjusted net income excluding the tax benefit for the first quarter of 2004 was $75.5 million, or $0.41 per diluted share, compared with net income excluding the cumulative effect of change in accounting principle, net of tax, for the first quarter of 2003 of $84.9 million, or $0.47 per diluted share.

Net cash flow provided by operating activities was $190.4 million in the first quarter of 2004 compared with $185.3 million in the first quarter of 2003.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) was negative $32.6 million for the first quarter of 2004 compared with negative $37.8 million for the same period last year.

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Blockbuster First Quarter Earnings

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Second Quarter and Full Year Business Outlook

The following are the Company’s current expectations for the second quarter and full year 2004 results of operations. This outlook does not reflect the potential impact on results of operations from incremental expenses associated with any divestiture of the Company by Viacom.

•	The Company expects profitability for the second quarter of 2004 to decline from last year based on an estimated mid-single digit percentage decline in worldwide same-store revenues.

•	The Company expects the percentage increase in total revenues for the full-year 2004 to be in the low-single digit range.

•	The Company’s full-year 2004 diluted EPS will be impacted by the investment of approximately $70 million to $90 million of incremental operating expenses associated with the development and launch of the Company’s key growth initiatives, including rental subscription programs, movie and game trading and store-in-store game concepts. As a result of this investment and the anticipated continued weakness in the rental industry, the Company expects diluted earnings per share for 2004, excluding the impact of the first quarter 2004 tax benefit, to decrease approximately 10% from adjusted diluted earnings per share of $1.48 for 2003. In the event the Company decides to accelerate spending on new initiatives or the rental industry is softer than anticipated, the year-over-year decline in earnings per share would exceed 10%.

•	For the full-year 2004, the Company expects to open approximately 400 company-operated stores.

•	Capital expenditures for the full-year 2004 are expected to range between $250 million to $280 million, as compared with the $176.8 million recorded in 2003. The increase in capital expenditures is related primarily to the investment in systems and infrastructure to support the Company’s key growth initiatives, including rental subscription programs, movie and game trading and store-in-store game concepts.

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Blockbuster First Quarter Earnings

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About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movie and game entertainment, with approximately 8,900 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

This news release contains forward-looking statements relating to Blockbuster’s operations, including, without limitation, statements relating to Blockbuster’s business and growth initiatives, related investments and expected results of operations for 2004. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer demand for Blockbuster’s existing and planned product and service offerings and the related impact of competitor pricing and product and service offerings; (ii) the variability in consumer appeal of the movie titles and game software released for rental and sale; (iii) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (iv) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives; (v) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Blockbuster’s operating model and initiatives; (vi) the impact of changes in Blockbuster’s consumer rental terms, including Blockbuster’s subscription rental offers; (vii) the application of existing and future accounting policies, including without limitation any continuing impact of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets; (viii) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product and content providers on acceptable commercial terms; (ix) the effect of game platform cycles; (x) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xi) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

# # #

Contact: Press

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

or

Randy Hargrove

Director, Corporate Communications

(214) 854-3190

Analysts/Investors

Mary Bell

Senior Vice President, Investor Relations

(214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended March 31,
	2003	2004
Revenues:
Rental revenues	$1,195.5	$1,151.0
Merchandise sales	298.9	330.9
Other revenues	23.4	21.2

	1,517.8	1,503.1

Cost of sales:
Cost of rental revenues	383.8	324.7
Cost of merchandise sold	247.9	254.8

	631.7	579.5

Gross profit	886.1	923.6

Operating expenses:
Selling, general and administrative	675.7	739.1
Depreciation	61.4	59.1
Amortization of intangibles	0.3	0.5

	737.4	798.7

Operating income	148.7	124.9

Interest expense	(10.7)	(4.6)
Interest income	0.8	0.7
Other items, net	(0.4)	(0.6)

Income before income taxes	138.4	120.4
Provision for income taxes	(52.8)	(7.8)
Equity in loss of affiliated companies, net of tax	(0.7)	—

Income before cumulative effect of change in accounting principle	84.9	112.6
Cumulative effect of change in accounting principle, net of tax (1)	(4.4)	—

Net income	$80.5	$112.6

Income per share before cumulative effect of change in accounting principle:
Basic	$0.47	$0.62
Diluted	$0.47	$0.62
Cumulative effect of change in accounting principle per share:
Basic	$(0.02)	—
Diluted	$(0.02)	—
Net income per share:
Basic	$0.45	$0.62
Diluted	$0.45	$0.62
Weighted average shares outstanding:
Basic	179.6	181.0
Diluted	180.1	182.0

Cash dividends per common share	$0.02	$0.02

Note:	Some amounts above do not total due to rounding.
(1)	During 2003, we adopted SFAS 143 Accounting for Asset Retirement Obligations, which requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods using a systematic and rational method. The application of this new accounting standard required us recognize a cumulative effect of change in accounting principle, net of tax, of $4.4 million.

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended March 31,
	2003		2004
	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$438.2	36.7%	$237.5	20.6%
DVD rental	630.3	52.7%	787.8	68.4%

Total movie rental	1,068.5	89.4%	1,025.3	89.1%
Game rental	127.0	10.6%	125.7	10.9%

Total rental	$1,195.5	100.0%	$1,151.0	100.0%

Merchandise sales:
VHS sales	$20.3	6.8%	$6.3	1.9%
DVD sales	119.1	39.8%	137.5	41.6%

Total movie sales	139.4	46.6%	143.8	43.5%
Game sales	62.5	20.9%	83.4	25.2%
General merchandise sales	97.0	32.5%	103.7	31.3%

Total merchandise sales	$298.9	100.0%	$330.9	100.0%

Note:	Some percentages above do not total due to rounding.

	Three Months Ended March 31,
	2003	2004
Same-store Revenues Data:
Worldwide same-store revenues increase (decrease)	5.3%	(7.0)%
Domestic same-store revenues increase (decrease)	6.9%	(10.2)%
International same-store revenues increase (decrease)	(0.8)%	2.8%

Margin:
Rental Margin	67.9%	71.8%
Merchandise Margin	17.1%	23.0%
Gross Margin	58.4%	61.4%

Cash Flow Data:
Net cash flow provided by operating activities	$185.3	$190.4
Net cash flow used in investing activities	$(221.4)	$(223.3)
Net cash flow provided by (used in) financing activities	$16.4	$(66.2)

Capital Expenditures	$(23.7)	$(49.7)

Selected Balance Sheet Data:
	March 31, 2003	December 31, 2003	March 31, 2004
Cash and cash equivalents	$133.7	$233.4	$137.0
Merchandise inventories	$366.6	$415.1	$417.5
Rental library	$358.7	$354.4	$347.1
Accounts payable	$423.0	$565.1	$464.2
Total debt (including capital lease obligations)	$562.5	$219.9	$158.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:
	Three Months Ended March 31,
	2003	2004
Domestic Company-Operated Stores:
Beginning	4,518	4,579
Net additions	40	18

Ending	4,558	4,597

International Company-Operated Stores:
Beginning	2,389	2,526
Net additions	23	(11)

Ending	2,412	2,515

Franchised and/or Joint Venture Stores:
Beginning	1,638	1,762
Net additions	9	17

Ending	1,647	1,779

Total Stores Worldwide:
Beginning	8,545	8,867
Net additions	72	24

Ending	8,617	8,891

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, positive free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2003	2004
Net cash flow provided by operating activities	$185.3	$190.4

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(199.4)	(173.3)
Capital expenditures	(23.7)	(49.7)

Free cash flow	$(37.8)	$(32.6)

The following table provides a reconciliation of net income to free cash flow:

	Three Months Ended March 31,
	2003	2004
Net income	$80.5	$112.6

Adjustments to reconcile net income to free cash flow:
Depreciation and amortization	61.7	59.6
Capital expenditures	(23.7)	(49.7)
Rental library purchases, net of rental amortization	77.8	19.6
Changes in operating assets and liabilities	(247.8)	(174.3)
Cumulative effect of change in accounting principle, net of tax	4.4	—
Changes in deferred taxes and other	9.3	(0.4)

Free cash flow	$(37.8)	$(32.6)

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions, except per share amounts)

For the first quarter of 2004, the Company reports adjusted net income excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding these non-recurring items as an internal measure of business operating performance.

For 2003, the Company reported adjusted net income, net income per diluted share, operating income and operating margin excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangibles and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to impairment of goodwill associated with Viacom’s acquisition of Blockbuster, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding impairment charges as an internal measure of business operating performance.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004
Reconciliation of adjusted net income:
Net income (loss)	$(983.9)	$112.6

Adjustments to reconcile net income (loss) to adjusted net income:
Resolution of federal income tax audit	—	(37.1)
Cumulative effect of change in accounting principle, net of tax	4.4	—
Impairment of goodwill and other long-lived assets, net of tax	1,247.3	—

Adjusted net income (1)	$267.8	$75.5

Adjusted net income per diluted share (1)	$1.48	$0.41

Weighted average shares outstanding—diluted	181.3	182.0

(1)	Before cumulative effect of change in accounting principle.